Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163960 on Form S-8 and Registration Statement Nos. 333-165814, 333-160470 and 333-166024 on Form S-3 of our report dated March 7, 2011, relating to the consolidated financial statements of PolyMedix, Inc. and its subsidiary (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Penssylvania

March 7, 2011